Reynolds and Reynolds Postpones Annual Meeting of Shareholders

DAYTON, Ohio, January 27, 2006 — The Reynolds and Reynolds Company (NYSE: REY) today announced that it will delay its 2006 annual meeting of shareholders until June 15, 2006. The meeting has been postponed so that the company can complete its revenue recognition policy review, respond to comments from the Staff of the SEC’s Division of Corporation Finance regarding periodic reports previously filed with the SEC, and finalize the company’s 2005 audited financial statements.

The reasons for the delay of the annual meeting include the determination of the appropriate model to recognize revenue, the determination of whether the company can establish vendor-specific objective evidence (VSOE) of fair value for recurring maintenance services, and the application of the relative fair value method to allocate sales prices to each component of the company’s bundled software arrangements. Moreover, due to the ongoing nature of the review, the date of the annual meeting may be accelerated or be subject to further delay.

The company’s revenue recognition policy review pertains to the application of generally accepted accounting principles to its financial statements and not the validity of the underlying transactions.

Distribution of the company’s 2005 audited financial statements to shareholders as part of the 2005 annual report is required by the SEC proxy rules in order for the company to solicit proxies, which allow shareholders to vote without physically attending the annual meeting. Distribution of the company’s annual report prior to the annual meeting is also required by NYSE rules, and presentation of the company’s audited financial statements at the meeting is required by Ohio law.

As previously announced, the company is in the process of reviewing its revenue recognition policy in response to comments received from the SEC Staff. For the reasons described in this press release, the company has delayed the filing of its annual report on Form 10-K for the fiscal year ended September 30, 2005, and its quarterly report on Form 10-Q for the fiscal quarter ended December 31, 2005. The SEC Staff comments pertain to the company’s annual report on Form 10-K for the year ended September 30, 2004, and the company’s quarterly reports on Form 10-Q for the fiscal quarters ended December 31, 2004, March 31, 2005, and June 30, 2005.

The audit committee of the company’s board of directors has already determined to restate the company’s financial statements for auction rate securities and the two-class method of earnings per share. Completion of the company’s revenue recognition policy review and resolution of the SEC Staff’s comments may affect the company’s Form 10-K for the fiscal year ended September 30, 2005, as well as previously filed periodic reports. The audit committee has not yet determined whether an additional restatement to its financial statements is required with respect to revenue recognition.

The SEC comment process and the company’s revenue recognition policy review have focused, in part, on revenue recognition for multiple element (bundled) software arrangements, including both cash sales and leasing transactions. Applicable accounting guidance for these transactions is included in SOP 97-2, “Software Revenue Recognition,” SFAS 13, “Accounting for Leases” and EITF 00-21, “Revenue Arrangements with Multiple Deliverables.” The company is also analyzing alternative revenue recognition models to SOP 97-2, such as SAB Topic 13, “Revenue Recognition” and alternatives in the application of SOP 97-2.

The results of this review could affect the timing of recognition of one-time revenue, which consists of hardware, software, hardware installation services and software training services. Amounts invoiced for these elements were $156 million or 16% of total revenues in 2001, $143 million or 14% of total revenues in 2002, $159 million or 16% of total revenues in 2003, $110 million or 11% of total revenues in 2004 and $105 million or 11% of total revenues in 2005.

Summary of company’s revenue recognition policy review

Due to the ongoing nature of the company’s revenue recognition policy review, the company is not yet able to determine how the issues regarding its revenue recognition policy will be resolved or the effect on financial statements of any potential changes in its revenue recognition policy on any annual or quarterly period. It is possible that all one-time revenues, except leased hardware, could be deferred and subsequently recognized over the period in which recurring maintenance services are performed, if the company cannot establish VSOE of fair value for recurring maintenance services. Depending on the term of the customer contract, recurring maintenance services may be performed over periods typically ranging from 12 to 60 months. If the company cannot use sampling in the application of the fair value allocation method, it may have to apply this method to individual transactions, which could further delay the annual meeting of shareholders.

Since the SEC comment process and the company’s revenue recognition policy review are ongoing, additional issues may arise as a result of this process and review. Depending on the outcome of the SEC comment process and the company’s revenue recognition policy review, the audit committee may determine that an additional restatement of previously issued financial statements is required. In addition, the company may determine that it has one or more material weaknesses in its internal control over financial reporting. The company’s revenue recognition policy review does not impact the company’s cash balances, which were approximately $170 million as of December 31, 2005.

Management and the audit committee of the board of directors continue to work in consultation with the company’s independent registered public accounting firm, Deloitte & Touche LLP, to resolve these matters.

Existing revenue recognition policy

Under the company’s existing revenue recognition policy, the company recognizes one-time revenues for both cash and lease transactions within a 90 day period in the following manner: (1) hardware revenues are recognized at fair value equal to cost upon shipment of the hardware; and (2) remaining one-time revenues are recognized over 60 days, starting 30 days after shipment, as software training services were performed.

Proposed revenue recognition policy

One of the alternatives the company is considering is to recognize one-time revenues as follows: For leasing transactions, the company would record (1) hardware revenue determined from a relative fair value allocation pursuant to EITF 00-21 upon commencement of the lease, which is considered to be when software training services are completed and (2) remaining one-time revenues over the period in which software training services are performed. For cash sales, the company would record all one-time revenue over the period in which software training services are performed.

The company also anticipates recognizing a portion of one-time revenues ratably over the periods in which recurring maintenance services are performed, which range from 12 to 60 months, depending on the contract period. This deferral would apply to transactions for which sales prices of recurring maintenance services fall outside the range of separate sales prices which are used to determine VSOE of fair value for recurring maintenance services.

Vendor-Specific Objective Evidence

The company’s revenue recognition policy review includes an examination of VSOE of fair value for recurring maintenance services, as defined in SOP 97-2. The company believes it has established VSOE of fair value for recurring maintenance services. In the event it is determined that the company does not have VSOE of fair value for recurring maintenance services, one-time revenues and related costs could be deferred and recognized ratably over the period in which recurring maintenance services are performed. This period typically ranges from 12 to 60 months, depending on the term of the customer contract.

Discussion of relative fair value allocation method

The company’s analysis also includes obtaining fair values for all deliverables in the company’s multiple element software arrangements, for the purpose of performing a relative fair value allocation of sales prices to the units of accounting, as required by EITF 00-21. Because the company did not previously apply the relative fair value allocation method under its existing revenue recognition policy, this information was not readily available. The company is statistically sampling its historical transactions to estimate the relative fair values of each deliverable included in its multiple element arrangements. The results of this sample will be used to allocate revenue to each unit of accounting and determine the overall effect of these adjustments on previously issued financial statements. In the event that this sampling approach cannot be statistically validated, the company expects to apply the EITF 00-21 fair value allocation method to each individual transaction.

Revenue recognition of other payments

The company is reviewing other aspects of revenue recognition, including the recognition of payments received after termination of a customer’s lease. The company is also considering the classification of payments received from a software development partner as revenues, rather than as a reduction of selling, general and administrative expenses as it had done previously.

Cautionary Notice Regarding Forward-Looking Statements

Certain statements contained herein constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are based on current expectations, estimates, forecasts and projections of future company or industry performance based on management’s judgment, beliefs, current trends and market conditions. Forward-looking statements made by the company may be identified by the use of words such as “may have to,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “seeks,” “estimates,” and similar expressions. Forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions which are difficult to predict, including the newly scheduled date for the company’s annual meeting; changes in accounting policy or restatements of annual or quarterly financial statements as a result of the revenue recognition policy review, or as a result of the company’s responses to accounting comments from the SEC Staff; the timing and substance of the resolution of the company’s revenue recognition policy review and of outstanding SEC comments which may result in changes, that, individually or in the aggregate, may be material to the Company’s financial condition, results of operations or liquidity; the type and number of changes to the company’s revenue recognition policy and the time and documentation necessary to implement such changes in order to prepare and have audited financial statements; whether a restatement will be required for any matter other than revenue recognition or auction rate securities or the two-class method of earnings per share; the nature, timing and amount of any restatement or other adjustments; the company’s ability to make timely filings of its required periodic reports under the Securities Exchange Act of 1934; the effect of any restatement or a further delay of the company’s annual meeting of shareholders for 2006, the listing of the company’s common stock on the New York Stock Exchange, the funding availability under the company’s credit facilities or upon outstanding debt obligations; the company’s ability to secure necessary waivers from lenders for the delay in filing its Form 10-K; the company’s ability to maintain adequate cash balances for operating and for debt defeasance; any adverse response of any of the Company’s vendors, customers, media and others relating to the delay or restatement of the company’s financial statements and accounting processes, policies and procedures, and additional uncertainties related to accounting issues. Actual outcomes and results may differ materially from what is expressed, forecasted or implied in any forward-looking statement. The company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. See also the discussion of factors that may affect future results contained in the company’s Current Report on Form 8-K filed with the SEC on November 3, 2004.

About Reynolds

Reynolds and Reynolds (www.reyrey.com) helps automobile dealers sell cars and take care of customers. Serving dealers since 1927, it is the leading provider of dealer management systems in the U.S. and Canada. The company’s award-winning product, service and training solutions include a full range of retail Web and Customer Relationship Management solutions, e-learning and consulting services, documents, data management and integration, networking and support and leasing services. Reynolds serves automotive retailers and OEMs globally through its incadea solution and a worldwide partner network, as well as through its consulting practice.

Contact:

Media	Investors
Mark Feighery 937.485.8107 mark_feighery@reyrey.com	John E. Shave 937.485.1633 john_shave@reyrey.com